Exhibit 99.1

FORWARD LOOKING STATEMENTS: Statements contained in this document related to potential market opportunity and future revenues are forward-looking statements, which by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors. See “Risk Factors” at the end of this document and contained in our Annual Report on Form 10-KSB for the year ended December 31, 2004.

väsamedTM [Optical Sensors Incorporated d.b.a. väsamed ] (OTC BB:OPTL) designs, licenses, manufactures and distributes products that can be used by your doctor – right in the office - to tell him/her whether your heart and blood vessels are healthy. väsamed’s products and technology include SensiLaseTM Microvascular Assessment System to measure Skin Perfusion Pressure (SPP), AcQtracTM Impedance Cardiography (ICG) to monitor heart function and Tissue Carbon Dioxide Technologies, including CapnoProbe, to monitor tissue wellness.

Some Background Information about Your Heart and Blood Vessels

Your heart and your blood vessels as well as your lungs are part of your circulatory system. Like the other muscles in your body, your heart and your blood vessels need oxygen to live and work. The blood vessels that deliver blood to your heart muscle are the coronary arteries. Someone you know may have heart disease or coronary artery disease (CAD). A person with CAD has at least one coronary artery that’s clogged and isn’t letting all of the blood through to the heart. This may mean that your heart can’t pump out as much blood as is normal. This is called cardiac output and is important to your overall health since outside your heart, blood delivers oxygen and nutrients to the rest of your body. The blood vessels outside of your heart make up the peripheral vascular system. Just like coronary arteries, peripheral arteries can become clogged and slow blood flow to vital areas, such as your brain, your kidneys, your legs and even your toes. As a result, these parts of your body don’t get the oxygen they need. Frequently, this problem is not confined to one artery but may involve arteries in other areas as well. This problem is called peripheral artery disease (PAD).

People can have CAD and PAD both at the same time. This is called Cardio (heart) Vascular (vessel) Disease or CVD. Some of the conditions that cause CVD include diabetes, high blood pressure, emphysema, congestive heart failure, extreme obesity, kidney disease and heavy smoking.

Cardio Vascular Disease Facts

•	FACT: CVD is the #1 killer of women & men in the United States

•	FACT: More women die of CVD than breast cancer annually

•	FACT: Two of three people with diabetes die from heart or vessel disease

•	FACT: CVD accounted for 38.5% of deaths or 1 of every 2.6 deaths in the U.S. in 2001.

Sources: 2004 American Heart Association and American Diabetes Association

About väsamed’s Products, Sales & Market Opportunity

SensiLase SPP and AcQtrac ICG are products that help doctors to monitor Cardio Vascular Disease and - in general – to understand a patient’s circulatory system condition and how well a patient is responding to treatment. These products are non-invasive which means no blood, no needles and no pain. Equally important is the fact that väsamed’s products are small and simple to use so there is no need for expensive equipment, separate test facilities or special technical certification training.

SensiLase Skin Perfusion Pressure (SPP) System

•	väsamed’s SensiLase Skin Perfusion Pressure (SPP) System is used in wound care, diabetic care and peripheral vascular disease centers.

•	How Does SensiLase SPP Work? Making a Skin Perfusion Pressure measurement involves a very simple procedure that is much like getting your blood pressure checked. A cuff is wrapped around either the big toe, around the foot or above the ankle. A small laser Doppler sensor is underneath the cuff. As the cuff automatically inflates and deflates, the sensor information is displayed on a computer screen.

Within three minutes, a print out provides information that will let your doctor know what is going on with blood flow in your smallest vessels in your toes and feet - your micro circulation. This is very useful for diabetic patients who have open sores and infections on their feet that will not heal. Knowing the condition of the micro circulation can mean the difference between deciding to amputate a toe or foot or, continuing with medical treatment.

•	SensiLase SPP is an FDA cleared-to-market device for the $30 million wound healing assessment market. SensiLase SPP is anticipated to provide approximately $2 million in net revenues for 2005.

•	The market for SensiLase SPP is growing. The wound management market is principally comprised of patients with foot ulcers. It is estimated that foot ulcers affect 15% (2.4 million) of all diabetics in the United States (16 million). Five percent of patients with diabetes undergo toe or foot amputation secondary to chronic open sores on their feet. On average there are 34,000 toe amputations a year. SensiLase SPP provides customers with quantitative and reliable prediction of wound healing, is user-friendly and can be used in a wider variety of vascular disease conditions with less pain and more reliability than conventional technology. Beyond this market, SensiLase SPP may be found useful for the much larger Peripheral Artery disease (PAD) screening market which is thought to be $200 million in the U.S. where 8.4 million persons over age 40 have PAD and are mostly unaware of the seemingly harmless symptoms such as leg cramps, numbness or tingling in the foot or toes, changes in skin color or temperature or infections and sores that do not heal well or at all. This bigger opportunity for SensiLase SPP will be discussed as part of the AcQtrac Product Family.

•	The use of SensiLase SPP is reimbursed under CPT Codes # 93922 and 93923 that permit physicians and other users to get paid for SensiLase procedures through Medicare and private-pay insurance.

•	Faster, easier to use, less prone to user error and reliable, SensiLase SPP allows clinicians to determine a course of therapy or options for patients in their office without expensive equipment, costly lab credentialing or specialized personnel.

AcQtracTM Impedance Cardiography (ICG) Monitor

•	The AcQtracTM Impedance Cardiography (ICG) Monitor and patented Cardiac Amplifier algorithm is a non-invasive Cardio Vascular diagnostic system that provides basic heart health information. The AcQtrac ICG is used in Heart Failure Clinics, Private Office Cardiology, Critical Care Monitoring, Emergency Departments and Pediatric Cardiology.

•	How Does AcQtrac ICG Work? This system is very familiar to physicians since its use is much like that of an electrocardiogram (ECG) which most of us see every day on television medical shows. An ECG is used to show problems with the electrical contraction of the heart. Patches, called “electrodes”, are placed in various positions on a patient’s body. Similarly, with AcQtrac ICG, four patches are placed on the patient. One is placed on the forehead, one at the base of the neck, one on the ribcage directly under the armpit and one just above the hip. From these patches, signals are collected and sent to a small instrument where väsamed’s proprietary Cardiac Amplifier Technology converts the signals about the mechanical contraction of the heart into parameters such as cardiac output, thoracic fluid volume and systemic vascular resistance. Knowing these parameters in the office can mean earlier diagnosis which can lead to earlier treatment and the potential delay in the onset of some symptoms. In-office testing with AcQtrac ICG also allows the doctor to potentially use the results from diagnostic tests to determine the severity of the heart problem, how best to treat a condition and/or to decide if a treatment is effective. To have this much information available in the office is obviously very important and it’s as easy to gather as other information currently available in the doctor’s office i.e. medical history, the patient’s described symptoms, heart sounds and possibly an ECG. AcQtrac ICG makes all of this possible with results being ready within minutes.

•	AcQtrac ICG is FDA cleared-to-market and utilizes a technique to capture heart information that greatly improves the accuracy and reliability of ICG measurement. Due to the increase in microprocessor speed and a better understanding of the heart cycle, measuring cardiac output via ICG has become a widely accepted diagnostic and monitoring tool in the clinical environment. The use of ICG to help diagnose and treat suspected heart failure is fully reimbursable under CPT #93701.

•	AcQtrac ICG will improve the accessibility of important Cardio Vascular Disease testing right in the physicians’ office or any point-of-care location where Cardio Vascular information could be useful.

•	AcQtrac ICG is the only system of its kind to provide an ICG diagnostic waveform. This helps to provide more reliable diagnosis similar to that described by this actual case study.

Patient “A” came in for routine office visit because she was feeling tired. Her physician prescribed antidepressants since Patient A had recently been widowed and it was the holiday season, so it was natural to assume that she was simply tired. An AcQtrac study was on-going at this office so Patient A was fitted with AcQtrac ICG electrodes and then her heart health was briefly monitored. Analysis of the AcQtrac ICG revealed that Patient A had an abnormal heart rate & low cardiac function. Upon seeing this, Patient A’s physician ordered a 24-hour Holter monitor in order to make a better diagnosis.

FACT: Women have less typical signs of heart disease: pain in upper back, jaw, neck; shortness of breath; fatigue or weakness; flu-like symptoms; anxiety or discomfort. NB Merz WISE Study ACC March 6, 2004

FACT: AcQtrac ICG halted the initial and potentially misleading diagnosis of depression, reversed the plan for anti-depressants and prompted follow-up study.

Tissue Carbon Dioxide Technologies & the CapnoProbeTM Sublingual CO2 System

•	CapnoProbe is a non-invasive way to measure sublingual (under the tongue) tissue carbon dioxide, a measure of tissue wellness. This measurement has been shown to be useful in deciding if there are problems with blood flow and oxygen to tissue. The CapnoProbe Sublingual CO2 system is useful in Emergency Room, General Ward, Intensive Care Unit or in any setting where quick assessment of overall blood flow is required.

•	How Does CapnoProbe Work? The CapnoProbe is placed under the tongue much like an oral temperature thermometer. It must be held firmly in place under the tongue for about a minute until the measurement is complete. A sensor in the end of the probe measures the carbon dioxide in the sublingual tissue and this information is transmitted up the probe to a hand-held instrument where a tissue carbon dioxide number is displayed.

•	CapnoProbe is FDA cleared-to-market and to the Company’s knowledge, there is no direct competition for it. While other technologies provide similar information, väsamed’s technology is patent protected for use in the mouth, nose or throat.

•	Nellcor licensed a single application of CapnoProbe from väsamed in 2001 and launched the product commercially in 2003. Nellcor positioned CapnoProbe as a “spot-check” measurement to be used as an early warning of overall - or systemic - blood flow problems for the early detection of shock. This indicator precedes other conventional warning signs like heart rate, temperature or blood pressure. Nellcor has not yet obtained a CPT code for its CapnoProbe device.

•	Nellcor had problems in August 2004 with bacterial contamination of the CapnoProbe sensors that occurred at Nellcor’s manufacturing facility in Tijuana, Mexico and had to initiate a recall of the product. To date, Nellcor has not re-established commercial sales but continues to pay väsamed the minimum royalties specified in the contract between the two companies.

•	As a direct result of the Nellcor product recall, near term revenues for CapnoProbe are not anticipated to exceed the minimum royalty payments which provide for $1.75 million over three years. Nellcor can elect not to continue minimum payments in return for reduced (non-exclusive) rights under the license. At this time, it is uncertain if Nellcor will resume sales of this product.

•	väsamed anticipates that it will initiate sales of a tissue CO2 sensor for market applications reserved by väsamed under its license to Nellcor (regional and local CO2 measurements) in 2006.

Patent Protection for väsamed Products is Broad

•	väsamed has developed and acquired technology and currently has more than 37 issued U.S. patents. The company originally was founded in 1989 to develop minimally invasive blood monitoring systems but was re-organized in 2001 to convert its technology to non-invasive applications. Both internally developed and acquired technologies are being integrated into a single AcQtrac Product Family. The AcQtrac Product Family will provide easy-to-use diagnostic solutions through fast, reliable, and cost-effective measurement of Cardio Vascular parameters. These tests include cardiac output (väsamed’s AcQtrac ICG and proprietary Cardiac Amplifier Technology), tissue wellness (väsamed’s proprietary tissue carbon dioxide & blood flow diagnostics) and micro circulatory health (väsamed’s SensiLase SPP) with the quality typically reserved for hospital settings. AcQtrac Product Family is covered by issued patents and pending patent applications.

Sales & Distribution Strategy Relies on Partners in the Near Term

•	Focused, specialized distribution partners will be valuable to väsamed’s marketing strategy; key partners have been retained who specialize in both PAD and CAD medical device sales. väsamed employees will support its distribution partners’ technical and field support needs in order to insure that väsamed maintains direct customer contact and maintains a high level of quality and service.

Sales Opportunity for väsamed Products is Exciting

•	SensiLase SPP sales to the Peripheral Vascular markets by year-end 2005 are estimated to be approximately $2 million. väsamed believes that the SensiLase SPP product has the potential to become a $20 million OEM business by the end of 2010.

•	The sales growth for AcQtrac ICG going forward appears attractive. Based on an initial market potential of over $2 billion dollars, väsamed estimates that the AcQtrac ICG system has a sales potential of approximately $3 million for 2005. väsamed believes sales of this product have the potential to grow to the $50 million range by the end of 2009.

•	The sales growth for CapnoProbe Sublingual CO2 is uncertain under the Nellcor contract. väsamed believes that the minimum royalties that have been and may be received from Nellcor are far beneath the product’s potential. väsamed’s rights to this technology include all uses of it for the military battlefield as well as its use as an indicator of regional and local tissue wellness. Accordingly, väsamed plans to incorporate this technology as a menu expansion item in its AcQtrac Product Family to support the anticipated sales growth of those products.

•	A strong marketing presence will be required to achieve this type of growth. väsamed’s marketing team is focused on defining its technology and clinical differentiators, recruiting luminaries in this field of medicine and communicating the additional clinical value that its technology will enable., väsamed has selected a group of clinicians to help promote väsamed’s product value and aid in the introduction of expanded applications of AcQtrac.

Market Potential for väsamed Products is Large & Growing

•	The market for noninvasive Cardio Vascular monitoring is a rapidly growing market primarily because of the emphasis placed on non-invasive, cost effective procedures and the increase in incidence of diseases that require this technology. The growth of this market is estimated to be roughly 20% per annum. The chart below shows the number of patients in the U.S. that would benefit from non-invasive Cardio Vascular technology. In most of these cases critical heart information such as cardiac output would be used several times per year for managing conditions.

Disease State	US Patients	Annual Monitoring Procedures	Patient Total Annual Procedure
Congestive Heart Failure	5,000,000	4.0	20,000,000
Hypertension	50,000,000	0.5	25,000,000
Emergency Dept	20,000,000	1.0	20,000,000
Pacemaker	1,100,000	2.0	2,200,000
Dialysis	450,000	12	5,400,000

Total	76,550,000		72,600,000

väsamed’s most notable, direct competition for AcQtrac ICG is Cardiodynamics (NASDAQ: CDIC) which finished 2004 with revenues of about $41M and claims to have penetrated just 3-5% of the market. There is a lot of room for growth within the existing markets and expansion into emerging markets.

The worldwide market potential for non invasive cardiac output and ICG has been previously calculated by CDIC to be $4 billion dollars. In väsamed’s opinion, the worldwide market potential includes patients seen in acute care, primary care and caridiology offices and is more reasonably estimated at $2 billion. Of that initial market focus, the electrode component (disposable) is approximately $500M. The AcQtrac Product Family with ICG as well as the expanded menu items of tissue wellness and micro circulatory assessment allows väsamed to believe that a $2 billion estimate of worldwide market potential is conservatively reasonable.

Sales Progress to date

Upon reorganization in 2001, väsamed had no commercial products and no sales revenues. Since then, väsamed has strategically re-built its organization and as of March 2005 has licensed one product and launched two other products. väsamed received revenues in 2003 and 2004 from Nellcor for CapnoProbe product purchased from väsamed and/or minimum royalty payments. väsamed’s direct product sales in 2003 were due in total to sales of the old Vasamedics (pre-SensiLase) product line. These sales increased in 2004 and, with the introduction of the automated SensiLase SPP System, the sales of this product line are expected to grow in 2005 and in the future. Over the next five years, väsamed sales will principally be driven by AcQtrac ICG and the menu and product application expansions previously described. väsamed expects that the disposable components necessary to the implementation of AcQtrac will account for a significant share of the Company’s revenues.

The väsamed Management Team is Experienced

President and CEO: Paulita LaPlante (Pfizer, American Medical Systems, Medical CV)

VP of Sales and Marketing: Terry Duesterhoeft (ZONARE, G.E. Medical Systems)

VP of Product Development: Victor Kimball (TSI Inc, Vasamedics)

Director of Operations: Kent Winger (Boston Scientific Scimed)

Chief Technology Officer: Dan Bartnik (Unisys)

Chief Financial Officer: Wes Peterson (CIMA, CPI, Ernst & Young)

More information about väsamed is available through recently filed 10-KSB

A copy of väsamed’s recently filed 10-KSB is available on request or by visiting the Company’s website at www.vasamed.com. The 10-KSB provides further information on the Company including a full description of its business, capitalization and financials The Risk Factors from Annual Report on Form 10-KSB for the year ended December 31, 2004 are included herein for reference.

Risk Factors from Annual Report on Form 10-KSB for the year ended December 31, 2004.

In addition to the factors identified above, there are several factors that could cause our actual results to differ materially from those anticipated by us or which are reflected in any forward-looking statements. These factors, and their impact on the success of our operations and our ability to achieve our goals, include the following:

Need for Additional Financing (which has resulted in the report of our independent registered accounting firm on our 2004 financial statements containing an explanatory paragraph regarding our ability to continue as a going concern). The report of the independent registered public accounting firm on our 2004 financial statements contains an explanatory paragraph regarding our ability to continue as a going concern. We currently have limited revenue from operations that is supplemented in large part by equity infusions, loans and cash advances from Circle F, our largest stockholder. From March of 2000 through March 10, 2005, Circle F has provided $12,331,005 of capital to fund ongoing operations through a series of equity financings, bridge loans and cash advances. We estimate our projected total cash needs for 2005, including funds already advanced from Circle F, to be $3,500,000. We believe that Circle F will continue to advance sufficient funds to us to enable us to continue operations and product development in order for Circle F to obtain a return on its significant investment to date. However, there can be no assurance that Circle F will do so. There can be no assurance that we will be able to obtain sufficient product sales, royalty revenues, contract development fees from other sources and additional funding. If we are unable to obtain additional financing and revenues when needed, we will likely be forced to cease operations.

Successful Marketing of the CapnoProbe Sensor System. Nellcor is the exclusive manufacturer and worldwide distributor of our CapnoProbe product. We do not have control over the manufacturing and distribution actions of Nellcor. If Nellcor fails to generate meaningful sales of our CapnoProbe product, we will not receive significant revenues under our license agreement with Nellcor, which would substantially harm our business and our operations. On August 27, 2004, Nellcor initiated a voluntary recall of the CapnoProbe Sublingual Sensor. According to Nellcor’s press release, the recall was prompted following the finding of potentially pathogenic bacteria in the buffered saline solution of inventory samples manufactured by Nellcor and the heightened risks the bacteria poses to individuals with compromised immune systems. Under the terms of a license agreement with Nellcor, we receive royalties on net sales of the disposable components and on aggregate gross margins for the CapnoProbe instrument. We do not expect the recall to affect our current revenues in the near term because we had not expected to receive royalty revenue for CapnoProbe sales beyond the minimum royalties. While our agreement with Nellcor provides for minimum royalty payments, Nellcor has the right to elect not to pay the minimum royalties. If Nellcor were to elect not to pay the minimum royalties, we would have certain additional rights to the technology. At this time, we do not know the long-term impact this event will have on Nellcor’s CapnoProbe sales, and Nellcor has given no indication as to when, if ever, it will re-launch the product.

Successful Marketing of the SPP System for Wound Healing Management and AcQtrac ICG for Hemodynamic Monitoring. We currently distribute the PV2000 and SensiLase PAD 3000 Systems through a combination of direct sales and dealer and distributor representatives. The distribution for AcQtrac ICG will rely on some of the same representatives as well as new dealers and distributors. Current dealer and distributor channels are under usual and customary contracts with us and as such, failure to perform is not immediately rectifiable. There can be no assurance that the Company’s marketing and sales expenditures will be not be negatively impacted by market conditions, healthcare budgets or competitive reaction to our new product introductions. Additionally, there can be no assurance that the product sales will meet forecasted expectations in 2005 or beyond.

Regulatory Approvals. Our ability to market our current products and any products that we may develop in the future requires clearances or approvals from the FDA and other governmental agencies, including, in some instances, foreign and state agencies. The process for maintaining and obtaining necessary regulatory clearances and approvals can be expensive and time consuming. There can be no assurance that we will be able to maintain or obtain necessary regulatory approvals and clearances in the future.

OTC Bulletin Board. Our common stock is traded on the Over-The-Counter (“OTC”) Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was traded on Nasdaq or a national securities exchange.

Competition. Competition among medical device companies is intense and increasing. There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than our products or that would render our products obsolete or non-competitive.

Key Employees. Our success is substantially dependent on the ability, experience and performance of our senior management and other key personnel, including, in particular, Paulita M. LaPlante, our President and Chief Executive Officer. We cannot guarantee that she will remain employed with us. If we lose one or more of the members of our senior management or other key employees, our business could suffer.

väsamed, the stylized väsamed logo, SensiLase, AcQtrac and CapnoProbe are trademarks of väsamed.